Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of March 24, 2016, by and between Centene Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Centene Escrow Corporation (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 11, 2016, providing for the issuance of 6.125% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 5.03 of the Indenture requires the Company to execute this First Supplemental Indenture upon consummation of the Assumption (as defined in the Indenture) on the Assumption Date (as defined in the Indenture); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are each authorized to execute and deliver this First Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND

SECTION 2.1. Agreement to be Bound. The Company hereby assumes the Escrow Issuer’s obligations for the due and punctual payment of the principal of and interest, any Applicable Premium and any Additional Interest pursuant to a Registration Rights Agreement, if applicable, on all Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Escrow Issuer. The Company is hereby substituted for, and may exercise every right and power of, the Escrow Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor corporation under the Indenture.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications by the Company or the Trustee to each other shall be given as provided in the Indenture.

SECTION 3.2. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.3. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 3.6. Counterparts. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CENTENE CORPORATION

By:	/s/ Jeffrey A. Schwaneke
Name: Jeffrey A. Schwaneke
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President